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                                                                    EXHIBIT 10.4

March 19, 2003

Mr. John M. Mullin
907 Castle Pines Dr.
Ballwin, MO 63021

Dear Mr. Mullin:

           This is to confirm your resignation effective immediately from your employment with Huttig Building Products, Inc. (the "Company") as its Vice President - Operations and from all positions as an employee, officer and director of any direct or indirect subsidiary of the Company. In accordance with our prior discussions, you will be entitled to the following (subject to all applicable tax withholdings):

          (a) You have a negative balance in your cash subaccount under the Company's EVA Incentive Compensation Plan, so you will be entitled to no further cash payments under that Plan. Any shares of restricted stock that were not vested immediately prior to your termination of employment, whether awarded to you under the EVA Incentive Compensation Plan or otherwise, as well as any stock options not so vested, shall expire and be forfeited as of the date of this letter.

          (b) You will be entitled to receive payment in full promptly after the date of this letter of (i) any accrued but unpaid salary and payment for any accrued vacation and (ii) reimbursement for any previously unreimbursed Company-related business expenses (subject to presentation of adequate supporting documentation therefor and compliance with other Company policies regarding expense reimbursement).

          (c) During the period beginning on the date of this letter and ending September 30, 2003 (the "Severance Period"), you will be entitled to receive severance pay in the form of salary continuation, at a rate equal to your current rate of base salary, payable in accordance with the Company's regular payroll practices. In addition, you will be entitled to continue to participate in the Company's health, life and disability insurance plans, and the Company will pay the portion of the plan costs that the Company would pay if you continued to be an active employee, until the earliest of (i) the expiration of the Severance Period or (ii) the date you commence other employment.

          (d) All of your compensation and benefits, to the extent accrued and vested through but not after the date of this letter, under the Company's benefit plans and programs shall be paid to you in accordance with the terms of such plans and programs. Without limiting the generality of the foregoing, (i) your vested stock options will expire 90 days after the date of this letter, in accordance with the terms of the 1999 Stock Incentive Plan and the Amended and Restated 2001 Stock Incentive Plan and (ii) you will be entitled to continued use of your company car for ninety (90) days after the date of this letter. Such ninety (90) day use of the company car shall terminate and the car returned to the company upon relocation from the St. Louis Missouri area.

          (e) It is expressly understood, acknowledged and agreed that all compensation, including fringe benefits payable by the company shall be subject to the duty to use your best efforts to mitigate damages by seeking other employment and shall be offset by any compensation which you receive from such other employment or which you could have received with reasonable efforts. The Company may request that you provide information as to the actions and status of efforts to mitigate damages hereunder. Upon employment you shall notify the Company of such and of the compensation terms related thereto.

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          In consideration for the payments and benefits that will be provided to you under this Agreement, on behalf of yourself and your dependents, heirs, administrators, representatives, trustees, beneficiaries, executors, successors, assigns and any other person or entity, you hereby unconditionally release and forever discharge the Company and its agents, officers, directors, employees, parents, attorneys, subsidiaries, divisions, affiliates, predecessors, successors and assigns, all their respective employee benefit plans and their administrators, trustees and other fiduciaries (severally and collectively called the "Released Parties") from any and all manner of claims, demands, debts, rights, disputes, judgments, agreements, losses, costs, damages and liabilities of any kind whatsoever, in law or in equity, whether known or unknown, that you or any person or entity acting for you now has or hereafter may have against any of the Released Parties for any acts, circumstances, omissions, or events up to and including the date hereof, it being your intention to effect a general release of all claims. This general release includes, without in any way limiting the generality of the foregoing, all claims or causes of action arising out of or relating to your employment or termination of employment with the Company; and any claims arising from any alleged violation by any of the Released Parties of any federal, state or local statutes, ordinances, rules, Executive Orders or regulations, including, but not limited to, any of the following, as amended: Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, and the Age Discrimination in Employment Act, and every other source of legal rights and obligations which may be waived and/or released; provided, however, that the foregoing release shall not adversely affect your rights under this letter.

          You acknowledge that you have been given no less than twenty-one (21) days to consider this letter agreement before executing it. You further acknowledge that you may revoke this Agreement for a period of seven (7) days from the date you execute it (the "Revocation Period"), by notifying in writing, Nick H. Varsam, Vice President - General Counsel, Huttig Building Products, Inc., 555 Maryville University Drive, St. Louis, Missouri 63141. In the event you revoke this agreement during the Revocation Period, this agreement shall be null and void in its entirety and all of the Company's obligations hereunder shall cease immediately.

          Except as directed by the Board of Directors of the Company or as may be required by law, you shall keep confidential and shall not divulge to any other person or entity at any time any of the business secrets or other confidential information regarding the Company and its affiliates, except to the extent that such information has become public knowledge through no fault of yours. Consistent with the Company's policy, you acknowledge that all papers, books and records of every kind and description relating to the business and affairs of the Company and its affiliates, whether or not prepared by you, other than your personal notes, shall remain the sole and exclusive property of the Company, and you shall return them to the Company promptly after the date of this letter.

          You agree that you will not make, publish or disseminate any derogatory statements or comments, whether orally or in writing, about the Company or its officers or directors, or take any action that a reasonable person would expect, directly or indirectly, to impair the goodwill, business reputation or good name of any of them. In addition, during the Severance Period, you will, if requested by the Company from time to time, consult and cooperate with the Company and its representatives and answer questions with regard to the business, management and finances of the Company; provided, that the Company shall take reasonable measures to ensure that such obligations do not materially interfere with any employment opportunities or responsibilities you may have during such Severance Period. Finally, you agree to cooperate with the Company in any actual or threatened litigation or other proceedings involving the Company or any of its affiliates. Such cooperation shall include, but not be limited to, testifying on the Company's behalf at depositions, before administrative or regulatory bodies or in court or arbitration or similar proceedings.

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         This agreement shall be governed by the laws of the State of Missouri, other than the conflict of laws provisions thereof.

               This letter agreement constitutes the entire understanding of the parties with respect to its subject matter, supersedes all prior agreements and understandings with respect to such subject matter, and may be terminated or amended only by a writing signed by all of the parties to this Agreement. The Change of Control Agreement between you and the Company, dated as of November 19, 2002, and the noncompetition agreement between you and the Company are hereby terminated in its entirety as of the date of this letter.

                                HUTTIG BUILDING PRODUCTS, INC.,

                                By:      /s/ Michael A. Lupo
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                                      Michael A. Lupo
                                      President and Chief Executive Officer

Agreed to and accepted by:

  /s/ John M. Mullin
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John M. Mullin